October 11, 1994



Dear Fellow Shareholder:

The Annual Meeting of Shareholders of JLG Industries, Inc. will be held on Monday, November 21, 1994, at 4:30 p.m. at the Company's headquarters in McConnellsburg, Pennsylvania. The Board of Directors and management urge you to attend this Meeting to give us the opportunity to meet you personally, to allow us to introduce you to the key personnel responsible for the management of your Company, and to answer your questions.

At the Meeting you will be asked to elect nine directors, to approve amendments to the Company's Stock Incentive Plan and Directors Stock Option Plan, and to ratify the selection of independent auditors for the ensuing year.

An update on recent developments and a review of the Company's operations and financial performance for the 1994 fiscal year will be presented at the Meeting. In addition, we will inform you of our business plans and expectations for the future. We will also salute four retiring directors who have faithfully served the Company for many years and who made valuable contributions to JLG's growth and success.

We hope that you will be able to attend the Meeting in person. Whether or not you plan to attend, please promptly sign, date and mail the enclosed proxy card in the postage-paid return envelope provided. It is important that your shares are represented and voted at the Meeting.

On behalf of the Board of Directors, I wish to thank you for your cooperation and continued support.

Sincerely,

JLG INDUSTRIES, INC.




L. David Black
Chairman of the Board,
President and Chief Executive Officer




                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         Monday, November 21, 1994



The Annual Meeting of Shareholders of JLG Industries, Inc. will be held at the Company's headquarters in McConnellsburg, Pennsylvania, on Monday, November 21, 1994, at 4:30 p.m. EST for the following purposes:

     1. To elect a board of nine directors of the Company to hold office until the next Annual Meeting of shareholders and until their successors shall be elected and qualified.

     2.  To approve amendments to the JLG Industries, Inc. Stock Incentive
         Plan.

     3. To approve an amendment to the JLG Industries, Inc. Directors Stock Option Plan.

     4. To ratify the selection of independent auditors for the 1995 fiscal year.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has designated the close of business on October 10, 1994, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and any adjournments thereof.

It is important that your shares are voted at the Annual Meeting. Whether or not you plan to attend in person, we urge you to take a moment now to exercise your right to vote by signing, dating and mailing the proxy card(s) found in the address pocket of the mailing envelope. If you hold shares in more than one account, then you will receive more than one card. Please sign, date and mail each card received to assure that all of your shares will be represented and voted at the Annual Meeting. Your proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted your proxy.

A copy of the Company's 1994 Annual Report to Shareholders is enclosed for your review.


                         Paul K. Shockey
                         Secretary



                           JLG INDUSTRIES, INC.
                                 JLG Drive
                         McConnellsburg, PA 17233


                              PROXY STATEMENT


      FOR THE 1994 ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 21, 1994


                                  GENERAL

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of JLG Industries, Inc. (the "Company") of proxies to be voted at the 1994 Annual Meeting of Shareholders of the Company to be held at the Company's headquarters in McConnellsburg, Pennsylvania on November 21, 1994.

A proxy may be revoked by the person giving the proxy at any time prior to the close of voting. Prior to the Annual Meeting, a proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly exercised proxy bearing a later date. During the Annual Meeting, a proxy may be revoked by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Annual Meeting prior to the close of voting.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition tosoliciting proxies by mail, the officers, directors, or other employees of the Company, as yet undesignated and without compensation other than their regular compensation, may solicit proxies in person or by other appropriate means if authorized and if deemed advisable.

As of October 10, 1994, the record date for the Annual Meeting as set by the Board of Directors, there were 3,522,656 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote at the Annual Meeting. There are no other voting securities of the Company.





              This Proxy Statement is dated October 11, 1994.

                           ELECTION OF DIRECTORS

The persons named in the following table have been nominated by the Board of Directors for election asdirectors at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors shall be elected and qualified. Directors are elected by a plurality of the votes cast.

Nominees for Directors

                                   Director    Background
Name                     Age       Since       Information
L. David Black           57        1990        Chairman of the Board, President and Chief
                                               Executive Officer; prior to 1993, President
                                               and Chief Executive Officer; prior to 1991,
                                               President and Chief Operating Officer; prior
                                               to 1990, President and Chief Executive
                                               Officer, ARO Corporation.

Charles H. Diller, Jr.   49        1984        Executive Vice President and Chief Financial
                                               Officer; prior to 1990, Senior Vice President and
                                               Chief Financial Officer.

George R. Kempton        60        1993        Chairman of the Board and Chief Executive Officer,
                                               Kysor Industrial Corporation.  Director, Simpson
                                               Industries Inc. and Guardsman Products Inc.

James A. Mezera          64        1984        Vice President, Komatsu Dresser Company.

Gerald Palmer            49        1994        Vice President, Technical Services Division,
                                               Caterpillar, Inc.; prior to 1992, Director of Technical
                                               Services, Technical Services Division, Caterpillar,
                                               Inc.; prior to 1991, President, Conek S.A. de C.V.
                                               (Caterpillar, Mexico).

Stephen Rabinowitz       51        1994        President and Chief Executive Officer, General
                                               Cable Corporation; prior to 1994, President,
                                               AlliedSignal Braking Systems, AlliedSignal, Inc.;
                                               prior to 1993, Vice President and Group Executive,
                                               GE Electrical Distribution and Control, General
                                               Electric Company.

Paul K. Shockey          71        1969        Secretary.

Thomas C. Wajnert        50                    Chairman of the Board and Chief Executive Officer,
                                               AT&T Capital Corporation; prior to 1990, President
                                               and Chief Executive Officer, AT&T Credit
                                               Corporation.

Charles O. Wood, III     56        1988        President, Wood Holdings, Inc., a private
                                               investment firm.

Each nominee for director listed above has been employed in the capacity noted for more than five years, except as indicated. There are no family relationships among any of the above-named directors.


BOARD OF DIRECTORS

The Company's Board of Directors held twelve meetings (including regularly scheduled and special meetings) during the 1994 fiscal year. During that time, each director attended at least seventy-five percent of the aggregate of
(i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which he served.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1994 fiscal year are described below.

The Audit Committee, currently consisting of Messrs. Duffey (Chairman), Fries, Hendrickson and Kempton, who are all outside directors, met two times during the 1994 fiscal year. Its functions include recommending the selection of the independent auditors; conferring with the independent auditors and reviewing the scope and fees of the prospective annual audit and the results thereof; reviewing the adequacy of the Company's internal audit function, and its accounting and financial controls and procedures; and approving the nature and scope of any nonaudit services performed by the independent auditors.

The Compensation Committee, currently consisting of Messrs. Duffey, Hendrickson (Chairman), Mezera, Wigbels and Wood, who are all outside directors, evaluates the performance of the Chief Executive Officer; reviews his evaluation of the other officers' performance; approves compensation arrangements for all officers of the Company, including salaries, bonuses and other supplemental compensation programs; administers the Company's stock option plan; and reviews all other officer-related benefit plans. The Compensation Committee held two meetings during the 1994 fiscal year.

The Nominating Committee, currently consisting of Messrs. Kempton, Mezera (Chairman) and Wood, who are all outside directors, held nine meetings during fiscal 1994. The Nominating Committee is responsible for (1) identifying and recommending to the Board appropriate areas of expertise to be represented on the Board; (2) seeking out qualified candidates to fill Board positions;
(3) reviewing and recommending the slate of directors to be submitted for election by the shareholders at each annual meeting; (4) recommending to the Board appropriate deadlines for receiving shareholder nominations of directors and reviewing any such shareholder nominations to determine whether they comply with substantive and procedural requirements; and (5) evaluating the performance of current directors. Nominations, other than those by or at the direction of the Board, may be made pursuant to written notice received by the Secretary of the Company at the principal executive offices of the Company no later than ninety days prior to the date of the annual meeting. Such notice must be accompanied by written statements signed by each person so nominated setting forth all information in respect of such person required by Items 401, 403 and 404 of Regulation S-K promulgated by the Securities and Exchange Commission and stating that such person consents to such nomination and consents to serve as director of the Company if elected.

The Board of Directors has also established a standing Executive Committee and Operations Review Committee.

Directors who are not employees of the Company receive compensation for their services as directors. Each such director currently receives a $10,000 annual retainer and each committee chairman a $1,000 annual retainer for service as a committee chairman. In addition, each such director receives $800 for each Board meeting or committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings and for other services rendered as a director. Directors who are employees of the Company do not receive additional compensation for services as a director. During fiscal 1994, Mr. Fries received $7,200 in fees for consulting services performed for the Company.

The JLG Industries, Inc. Directors Stock Option Plan provides for annual grants to each non-employee director of a single option to purchase 2,000 shares of the Company's Common Stock provided the Company earned a net profit, before extraordinary items, for the prior year. In fiscal 1994, single options for 2,000 shares of the Company's Common Stock were received by each non-employee director in office as of November 22, 1993.

The Company has a Directors' Deferred Compensation Plan which entitles each eligible director to defer the receipt of fees payable for services as a director. Any director who is not an employee of the Company is eligible to participate in the plan. Messrs. Mezera and Wigbels elected to participate in the plan during fiscal 1994. Payments deferred under the plan accrue interest at the prime rate in effect from time to time.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS


The following table sets forth, as of October 3, 1994, the beneficial ownership of the Company's Common Stock by (i) each director or nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", and
(iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by such persons with the Securities and Exchange Commission ("Commission") or upon information provided to the Company.
                            Amount and
                             Nature of
Name of Person              Beneficial         Percent of
or Group (1)              Ownership(2)          Class (8)
Paul K. Shockey                129,875               3.7%
Charles O. Wood, III            41,635(3)            1.2%
Charles H. Diller, Jr.          13,168
L. David Black                   8,502(4)
J. Robert Fries                  5,000
James A. Mezera                  3,000
H. Lyle Duffey                   1,800(5)
Lawrence G. Wigbels              1,300(6)
E. Mason Hendrickson             1,000
George R. Kempton                  500
Stephen Rabinowitz
Gerald Palmer
Thomas C. Wajnert
All directors and executive
officers as a
group (16 persons)             230,979(7)            6.5%

(1) The address of each of the named persons is c/o JLG Industries, Inc., JLG Drive, McConnellsburg, PA 17233.

(2) Each person listed has advised the Company that, except as otherwise indicated, such person has, or upon exercise of the stock options indicated will have, sole voting and sole investment with respect to the shares indicated.

(3)    Includes 2,280  shares owned by a family trust.

(4)    Includes 300 shares owned by spouse.

(5)    Includes 900 shares held jointly with children.

(6)    Includes 300 shares owned by spouse.

(7) Includes the 8800 shares issuable upon exercise of outstanding stock options which are immediately exercisable or will become exercisable within sixty days after October 3, 1994.

(8)    Percentages are not shown where less than 1.0%.

The following table sets forth the only stockholders known to the Company, as of October 3, 1994, to be the beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, based solely upon information supplied by such stockholders in filings with the Commission on a
Schedule 13D or a Schedule 13G.

                                       Amount and
                                       Nature of              Percent of
Name and Address                       Beneficial Ownership   Class
The Equitable Companies Incorporated   381,200 (1)            10.8%
787 Seventh Avenue
New York, New York  10019

Dimensional Fund Advisors              245,000 (2)             6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

(1) This amount, as reflected in a report on Schedule 13G dated February 9, 1994 filed on behalf of five French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D., Alpha Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, AXA and The Equitable Companies, Incorporated and their subsidiaries.

(2) This amount, as reflected in a report on Schedule 13G dated February 9, 1994 filed by Dimension Fund Advisors Inc., a registered investment advisor, which shares are held in portfolios of DFA Investment Dimensions Group Inc. and the DFA Investment Trust Company, registered open-end investment companies, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimension Fund Advisors Inc. serves as investment manager.



                          EXECUTIVE COMPENSATION


Compensation Committee Report on Executive Compensation

Executive Compensation Policies

During fiscal 1994, the Company implemented a new incentive bonus plan that is designed to enhance the effectiveness of executive compensation by more closely linking bonus compensation with performance of specific business plan objectives. The new pay-for-performance plan supplements the Company's existing Stock Incentive Plan, which provides long-term incentives through stock options or other stock-based awards. Together, these plans create an integrated compensation program designed to motivate executives to improve the performance of the Company's stock and to thereby better align management's and shareholders' interests.

The Compensation Committee, which is composed entirely of non-employee directors, continues to review executive compensation levels annually and recommend for Board consideration an annual compensation package for each executive officer comprised of base salary, target bonus award and stock options. Total compensation available in the package for each officer will generally be set based on the Company's financial condition and performance objectives and comparisons to the preceding year's package and median compensation levels for comparable positions reflected in broad-based industry surveys provided to the Committee by independent compensation consultants. The total compensation packages are designed to retain or attract qualified executives to manage the implementation of the Company's business plans. The Committee believes that the market for skilled senior management is not limited to capital equipment manufacturers and that a broad industry comparison offers a better basis for establishing annual compensation packages than comparison to executive compensation paid by firms included in the Peer Industry Group identified in the Performance Graph included in this Proxy Statement.

Compensation for Fiscal Year 1994

Compensation paid to the Company's executive officers in fiscal year 1994 consisted of a base salary and a year-end cash bonus. In addition, in fiscal 1994 the Committee awarded stock options under the Company's Stock Incentive Plan. The Company also maintains an Employee Stock Ownership Plan in which executive officers participate on the same basis as all other eligible employees.

As the fiscal year drew to a close and the Company's record financial performance became clear, the Committee recommended and the Board approved salary level increases for executive officers as well as cash bonuses under the Company's incentive bonus plan. For all executive officers except Mr. Black, the Committee considered and approved salary increases recommended by Mr. Black based on his assessment of those officers' relative contributions to the Company's accomplishments. With respect to the cash bonuses, the Committee considered and approved bonuses determined pursuant to the incentive bonus plan with certain adjustments recommended by Mr. Black to take into consideration exceptional performance by certain officers. With the bonuses, total cash compensation for executive officers as a group was slightly below the median reflected in the survey data provided to the Committee by the consulting firm of Alexander and Alexander Consulting Group, Inc. Without the bonuses, cash compensation for executive officers as a group would have been somewhat below the median.

The Committee also considered and approved performance criteria for the incentive bonus plan for 1995 and a change in the plan to permit participants to earn a higher maximum bonus.

Finally, the Committee considered and approved the grant of stock options for the executive officers asrecommended by Mr. Black on the basis of his evaluation of their performance and ability to contribute to the Company in the future.

Chief Executive Officer Compensation

Mr. Black's compensation, consisting of base salary, initial year bonus and stock options, was established for fiscal 1991 when he was recruited to join the Company as Chief Operating Officer in August 1990. The compensation level was designed to be competitive with compensation paid other chief operating officers of corporations with similar revenues and scope of operations. Except for an adjustment to compensate for the elimination of a Company provided automobile in fiscal 1993, and notwithstanding his assuming the additional duties of President and Chief Executive Officer beginning in fiscal 1992, Mr. Black's base salary was not adjusted through 1993. He received no bonus in fiscal 1992 and an $80,000 bonus in fiscal 1993.

The Committee continues to believe Mr. Black's leadership has been instrumental in strengthening the Company during the recession, restoring it to profitability and achieving recent record financial results. He has fostered a cultural change through his emphasis on meeting customer needs and the empowerment of individual employees through a teamwork approach to problem solving. He also initiated the Company's shift to just-in-time inventory management and spearheaded the conversion of manufacturing facilities to continuous flow.

In fiscal 1994, the Company exceeded virtually every objective of its annual plan including setting new sales and earnings records and nearly tripling net income compared to the prior year. More important for the longer term, the Company substantially completed implementation of cost reduction measures that produced $9.8 million of annualized savings, substantially exceeding the target of $8 million set two years ago. During the year, total return on the Company's stock grew 134%, while the total return of its Peer Industry Group increased 26% and the NASDAQ Market Index increased 9%.

In view of these results, the Committee in fiscal 1994 recommended and the Board approved a 10% increase in Mr. Black's salary to $253,000 for fiscal 1995. The Committee also recommended and the Board approved payment to Mr. Black of a $120,750 cash bonus. In setting the bonus, the Committee considered Mr. Black's performance in relation to the criteria under the incentive bonus plan and survey data provided by the Committee's compensation consultant. With the bonus, Mr. Black's total cash compensation was somewhat below the survey median. Without the bonus his cash compensation would have been substantially below the median. The Committee also awarded Mr. Black options to acquire 11,500 shares of Common Stock, with an exercise price equal to the market price on the date the options were granted. The options become exercisable ratably over the next three years subject to Mr. Black's continuing employment with the Company. In determining the number of options awarded Mr. Black, the Committee based its decision on Mr. Black's performance and on a competitively determined percentage of his base salary.


Discussion of Corporate Tax Deduction for Compensation in Excess of $1 Million a Year

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 and in subsequent years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

As a general matter, the Company does not anticipate that the compensation (including bonuses) paid to any of these executive officers in any year in the foreseeable future will approach $1 million. However, there is the possibility that, if the Company's stock price appreciates substantially, a stock option exercise by an executive officer could cause the threshold to be exceeded. Accordingly, the amendments to the Company's Stock Incentive
Plan being submitted to shareholders for approval include design changes to conform to the requirements of Section 162(m) so that compensation expenses in connection with the exercise of stock options and the vesting of certain performance-based restricted share awards will be excluded from the deduction limit.

The Committee will continue to monitor this matter and will take further appropriate action if it is warranted in the future.

This report is submitted by the Compensation Committee of the Board of Directors.

H. Lyle Duffey
E. Mason Hendrickson
James A. Mezera
Lawrence G. Wigbels
Charles O. Wood, III

The following tables and narrative set forth compensation information for the Company's Chief Executive Officer and its four most highly compensated executive officers (the "named executive officers") as of the end of the 1994 fiscal year.

Summary Compensation Table
                                                                       Long Term
                                                                       Compensation
                                  Annual Compensation                  Awards
Name and                                               Other                         All
Principal                                              Annual                        Other
Position                Year      Salary    Bonus (1)  Compensation(2)  Options      Compensation (3)
L. David Black          1994      $230,016  $120,750                    11,500       $13,806
Chairman of the Board,  1993       206,400    80,000                    25,000        11,948
President and Chief     1992       200,016                                            10,911
Executive Officer

Charles H. Diller, Jr.  1994       150,000    75,000                     5,400        12,557
Executive Vice          1993       135,508    55,000                    10,000         8,245
President and Chief     1992       130,008                                            10,915
Financial Officer

Michael Swartz          1994       126,000    50,000                     3,600        10,556
Senior Vice             1993       120,508    30,000                     5,000         9,570
President-Marketing     1992       115,008                                            10,063

Raymond F. Treml        1994       115,008    42,996                     3,300        13,292
Senior Vice             1993       110,500    38,000                     5,000         9,388
President-              1992       105,000                                             8,863
Manufacturing

Rao G. Bollimpalli      1994       105,000    32,732                     3,000         7,636
Senior Vice             1993        95,500    30,000                     5,000         8,361
President-Engineering   1992        90,000                                             7,898

(1) Reflects bonuses earned during the fiscal year, but paid during the following fiscal year.

(2) Excludes the value of perquisites and other personal benefits. The incremental cost to the Company of providing such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of annual salary and bonus for any of the named executive officers.

(3) For fiscal 1994, includes payments pursuant to the Company's Supplemental Medical Care Reimbursement Plan for its executive officers to reimburse medical expenses incurred by the named officers or their dependents and not paid by other employee benefit plans (Mr. Black $2,311; Mr. Diller $925; Mr. Swartz $3,007; Mr. Treml $3,803 and Mr. Bollimpalli $1,129), and contributions to the Company's two discretionary, defined contribution retirement plans (Mr. Black $11,495; Mr. Diller $11,632; Mr. Swartz $7,549; Mr. Treml $9,489 and Mr. Bollimpalli $6,507).

Stock Options/SAR Grants in Last Fiscal Year
                                                                           Potential Realizable
                                                                           Value at  Assumed Annual
                                                                           Rates of Stock
                                                                           Price Appreciation
                             Individual Grants                             for Option Term(3)
                                  % of Total
                                  Options
                        Options/  Granted to
                        SAR's     Employees   Exercise or
                        Granted   in Fiscal   Base Price   Expiration
Name                    (1)       Year        Per Share    Date (2)        5%           10%
L. David Black          11,500    22%         $35.25       July 20, 2004   $259,621     $653,520
Charles H. Diller, Jr.   5,400    10           35.25       July 20, 2004    121,909      306,870
Michael Swartz           3,600     7           35.25       July 20, 2004     81,273      204,580
Raymond F. Treml         3,300     6           35.25       July 20, 2004     74,500      187,532
Rao G. Bollimpalli       3,000     6           35.25       July 20, 2004     67,727      170,484

(1)     Consists solely of options to purchase shares of Common Stock.

(2) Options become exercisable in equal amounts over a three year period beginning July 21, 1995. To the extent not already exercisable, the options generally become exercisable upon a change in control. A change in control means either (i) any person or group becomes the beneficial owner of 25% or more of the voting power of the Company's stock; or (ii) the election within a twelve-month period of three or more directors whose election is not approved by the majority of the Board of Directors; or (iii) the incumbent directors cease to be a majority of the Board of Directors.

(3) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation in the market price of the Common Stock over the terms of the options.
        The potential realizable value to all shareholders using the specified 5% and 10% rates of appreciation would be $78,838,073 and $198,451,743, respectively. The Company's use of these hypothetical appreciation rates specified by the Securities and Exchange Commission should not be construed as an endorsement of the accuracy of this method of valuing options. The value realized by the holders of the options will depend upon the actual performance of the Common Stock over the term of the options.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
Option/SAR Values
                                                                          Value of Unexercised
                                              Number of Unexercised       In-the-Money
                       Shares                 Options                     Options
                       Acquired     Value     At Fiscal Year End (1)      At Fiscal Year End  (2)
Name                   on Exercise  Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
L. David Black                                15,000       31,500         $333,700      $442,875
Charles H. Diller, Jr.                         9,500       13,400          224,900       177,350
Michael Swartz         2,000        $36,740    3,800        7,600           89,536        88,900
Raymond F. Treml       3,000         58,860    4,000        7,300           94,360        88,825
Rao G. Bollimpalli     4,800        100,176    1,000        7,000           22,000        88,750


(1)     The Company does not have any outstanding stock appreciation rights.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on July 31, 1994, multiplied by the number of shares underlying the option.


Compensation Pursuant to Plans

The Company maintains a supplemental executive retirement plan, which is a nonqualified defined benefit plan for all officers that provides for payments during the 10-year period following retirement or in other specified circumstances, including a change in control of the Company or a change in the officer's responsibilities following a change in control, at an annual rate of one-third of the average of their annual compensation for the five fiscal years with the Company in which such compensation was the highest. The plan provides for 20% vesting per year after three years of service, with full vesting after seven years of service, and also provides for the reimbursement of certain medical expenses incurred by the officers and their dependents during the period in which benefits are paid under the plan. Based on their compensation through the end of the Company's 1994 fiscal year, the named executive officers would be entitled to annual payments under the plan as follows: Mr. Black, $20,304; Mr. Diller,$59,435; Mr. Swartz, $37,821;
Mr. Treml, $44,328; and Mr. Bollimpalli, $39,538.


Performance Graph

The following graph compares the cumulative return on the Company's Common Stock over the past five years with the cumulative total return on shares of companies comprising the NASDAQ Market index and a peer industry group consisting of companies manufacturing machinery for use in the construction, material handling, farm and mining industries. Both indices are prepared by edia General Financial Services and contain only those companies that were public as of July 31, 1994 and have been public for the timeframe of the performance graph. Cumulative total return is measured assuming an initial investment of $100 on July 31, 1989 and the reinvestment of all dividends paid.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG JLG INDUSTRIES, INC., THE NASDAQ MARKET INDEX
                          AND A PEER INDUSTRY GROUP

Company               1989      1990     1991     1992      1993      1994
JLG Industries, Inc.   100    168.95    81.22    65.52    103.82    242.68
Industry Index         100     87.03    72.27    64.93     97.52    123.26
Broad Market           100     96.29    97.31    99.70    123.84    135.14



                            CERTAIN TRANSACTIONS


The First National Bank of McConnellsburg ("First National") has a $377,000 participation in industrial revenue notes issued by the Fulton County Industrial Development Authority. Mr. Duffey is Chairman of the Board of the FNB Financial Corporation, the parent company of First National. The Company believes that the credit facility indirectly extended to it by First National is on terms comparable to those available from unaffiliated lenders.

The Company has a stock redemption agreement with Mr. Shockey under which the Company is obligated to purchase shares of the Company's Common Stock from his estate, and the estate is obligated to sell such shares to the Company. The purchase price of the shares will be determined, in accordance with the agreement, by national market quotations or prices over the twenty trading days preceding death, or by independent appraisal if such market quotations or prices are not available. The number of shares to be purchased by the Company from his estate will be the lesser of (A) 35% of the shares owned by Mr. Shockey at his death, or (B) that number of shares as has a purchase price equal to the greater of (i) $500,000 or (ii) the net proceeds (after reduction for any outstanding policy loans) collected by the Company from any policy or policies of life insurance maintained by the Company on the life of Mr. Shockey. In order to fund its obligation under the stock redemption agreement, the Company currently maintains life insurance policies on Mr. Shockey's life in the amount of $860,850. For fiscal 1994, the premium cost was $8,184, net of the increase in cash surrender value of the policies. Proceeds under the policies are payable to the Company. Dividends on the policies may be used by the Company either to purchase additional insurance or to reduce premium expense. The Company is not obligated to maintain these life insurance policies.


              APPROVAL OF AMENDMENTS TO THE STOCK INCENTIVE PLAN


In 1991, the Board of Directors adopted, and the shareholders approved, the JLG Industries, Inc. Stock Incentive Plan (the "Incentive Plan"). The Board of Directors has adopted, and is submitting to the shareholders for approval at the Annual Meeting, several amendments to the Incentive Plan as described herein.


General Information

The purpose of the Incentive Plan is to encourage and facilitate the acquisition and ownership of the Company's Common Stock by key employees, which the Board of Directors believes will strengthen the commitment of such employees to the Company's success and promote a closer identity of interests between the Company's management and its shareholders. The Incentive Plan, which is administered under the direction of the Compensation Committee (the "Committee"), authorizes grants to key employees of the Company and its subsidiaries of (i) stock options that are qualified as "incentive stock options" under Section 422 (b) of the Internal Revenue Code of 1986 (the "Code") and stock options that are not so qualified ("non-qualified stock options"), (ii) shares of the Common Stock that are subject to various types of restrictions on the receipt thereof ("restricted shares") and (iii) limited stock appreciation rights ("LSARs"). The Committee is responsible for determining, within the terms of the Incentive Plan, the key employees to receive awards, the type of awards that such employees will receive, the number of shares of Common Stock subject to each award and such other terms, conditions, limitations and restrictions with respect to an award as are specified in the instrument evidencing the award. Currently, there are approximately 25 employees eligible to participate in the Incentive Plan.

Proposed Amendments to the Incentive Plan

The following amendments to the Incentive Plan are being submitted to shareholders for approval at the Annual Meeting.

Authorization of Additional Shares

When the Incentive Plan was approved by the shareholders in 1991, a total of 150,000 shares of Common Stock were authorized for issuance under the Incentive Plan. After giving effect to awards made since 1991, a total of 39,083 shares of Common Stock remain eligible for stock option grants and restricted share awards. Under the terms of the proposed amendment to the Incentive Plan, the number of shares of Common Stock with respect to which the Committee is authorized to make awards would be increased by 350,000 shares. The Board of Directors believes that this amendment is needed to permit the Company to continue to provide key employees with the opportunity to participate in the long-term growth of the Company and to maintain the Company's ability to attract and retain highly qualified and motivated employees through the future
grant of stock options and restricted share awards.   Because future awards
under the Incentive Plan are at the discretion of the Committee, the amount and terms of any future award to a specific participant is not determinable.

Limitation on Awards to Any Individual

Currently there is no limitation in the Incentive Plan on the number of shares of Common Stock that can be the subject of an award (other than an incentive stock option award) to any single individual. Under the terms of the plan as proposed to be amended, no participant in the Incentive Plan will be entitled to receive awards in any year covering in excess of 100,000 shares of Common Stock. The purpose of this amendment is to ensure, in accordance with Section 162 (m) of the Code and the proposed regulations thereunder, that the federal income tax deduction for any compensation expense incurred by the Company in connection with the exercise of non-qualified stock options or in connection with the vesting of performance-based restricted share awards will not be disallowed by reason of the $1,000,000 limit on the amount that may be deducted in any year for compensation paid to the Company's chief executive officers and the Company's other four most highly paid executive officers. See "Compensation Committee Report -- Discussion of Corporate Tax Deduction for Compensation in Excess of $1 Million a Year."

Performance-Based Restricted Share Awards

Under the current terms of the Incentive Plan, the Committee is authorized to make restricted share awards having such terms, conditions and restrictions as the Committee shall determine, including the date on which, or the circumstances in which, the restrictions imposed on the receipt of the shares will expire, lapse or be removed. In order to exempt a performance-based award from the deduction limitation imposed by Section 162 (m) of the Code and the proposed regulations thereunder, the compensation must be paid solely on the account of the attainment of one or more objective performance goals. To satisfy the requirements of Section 162(m), the Incentive Plan is proposed to be amended to specify that the business criteria that will be used by the Committee in establishing the terms of performance-based restricted share awards will consist of the following: (i) earnings per share, (ii) return on equity, (iii) return on assets, (iv) stock price appreciation (v) annual sales and (vi) annual net income. Using one or more of these business criteria, the Committee, at the time that an award is made, would establish specific performance targets for the vesting of each qualified performance-based restricted share award. This amendment to the Incentive Plan will not prevent the Committee from also making restricted share awards that vest solely on the basis of continued employment or the lapse of time.
However, any awards that are not based on the preestablished performance targets will not meet the requirements of Section 162(m).


Post-Employment Exercise of Stock Options

Under the current terms of the Incentive Plan, if the employment of the holder of a stock option ceases due to retirement, after at least six months of continuous employment, the stock option will remain exercisable (to the extent that it was exercisable on the date of termination) for a period of three months. If the employment of the holder of a stock option ceases due to disability, after at least six months of continuous employment, the stock option currently will remain exercisable (to the extent that it was exercisable on the date of termination) for a period of twelve months. The Incentive Plan is proposed to be amended to extend to two years the period during which an option can be exercised following termination of employment due to retirement or disability (in each case to the extent that the option is exercisable as of the date of termination). This proposed change will allow employees whose employment has terminated for either reason a longer period within which to realize the benefits earned while the person was employed. The proposed amendment will apply both to stock options that are granted in the future and to outstanding stock options previously granted under the Incentive Plan.

Recommendation of the Board of Directors

The Board of Directors believes that the proposed amendments to the Incentive Plan are in the best interests of the Company and its shareholders. Accordingly, the Board of Directors recommends a vote FOR the approval of the proposed amendments to the JLG Industries, Inc. Stock Incentive Plan.


          APPROVAL OF AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN

In 1993, the Board of Directors adopted, and the shareholders approved, the JLG Industries, Inc. Directors Stock Option Plan (the "Directors Plan"). The Board of Directors has adopted, and is submitting to the shareholders for approval at the Annual Meeting, the following amendment to the Directors Plan.

General Information

The purpose of the Directors Plan is to enable directors who are not employees of the Company ("Outside Directors") to acquire or increase a proprietary interest in the Company and thereby promote a closer identity of interests between the Outside Directors and the shareholders. Under the terms of the Directors Plan, each Outside director automatically receives an annual grant of an option to purchase 2,000 shares of Common Stock, if the Company in the immediately preceding fiscal year realizes a net profit before extraordinary events (as determined by the Company's independent auditors and reflected in the Annual Report). Each such option has a term of up to ten years and an exercise price equal to the fair market value of the Common Stock on the date of the grant and becomes fully exercisable on the first anniversary of the grant.


Proposed Amendment to the Directors Plan

Under the current terms of the Directors Plan, if the holder of a stock option granted under the Directors Plan ceases to be a director due to disability, the stock option will remain exercisable for a period of twelve months. If the holder of a stock option ceases to be a director due to retirement, the stock option currently will remain exercisable (to the extent that it was exercisable on the date of termination) for a period of six months. The Directors Plan is proposed to be amended to extend to two years the post-termination option exercise period in each situation. This proposed change will allow directors whose status as a director has terminated for either reason a longer period within which to realize the benefits earned while the person served as a director. The proposed amendment will apply both to stock options that are granted in the future and to outstanding stock options previously granted under the Directors Plan.

Each of the incumbent Outside Directors who are nominees for election as directors at the Annual Meeting hold options under the Directors Plan to purchase 2,000 shares of Common Stock, with the exception of Mssrs. Palmer and Rabinowitz who hold 422 and 419 shares, respectively.

Recommendation of the Board of Directors

The Board of Directors believes that the proposed amendment to the Directors Plan is in the best interests of the Company and its shareholders. Accordingly, the Board of Directors recommends a vote FOR the approval of the proposed amendment to the JLG Industries, Inc. Directors Stock Option Plan.

                               VOTE REQUIRED


Approval of the proposed amendments to the Incentive Plan and the Directors Plan in accordance with the terms of the respective Plans requires the affirmative vote of the majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Shares as to which a holder abstains from voting on the proposed amendments effectively will constitute a "no" vote. Shares held in "street name" by a broker or nominee that are not voted due to the absence of the discretionary authority of the holder to vote such shares (a "broker nonvote") will not be counted as shares entitled to vote.


                     SELECTION OF INDEPENDENT AUDITORS


The accounting firm of Ernst & Young LLP served as the Company's independent auditors throughout fiscal year 1994 and the Board of Directors, on the recommendation of the Audit Committee, has selected the firm as the Company's independent auditors for fiscal 1995. The Board of Directors recommends ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1995. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions. If the selection is not ratified, the Board of Directors will reconsider its action.


                            VOTING INSTRUCTIONS


The matters set forth in the Notice of Annual Meeting will be voted upon in the order in which they are listed in the Notice. The proxy form accompanying this Proxy Statement provides boxes by means of which shareholders executing the proxy forms may vote for or withhold a vote on the election of all or any of Board of Director's nominees for election as directors. Proxies will be voted in accordance with such direction or, if no such direction is indicated, will be voted in favor of the election of each of the nominees. Each of the nominees has consented to serve as director and the Board of Directors has no reason to believe that any of the nominees will not be available to serve if elected. Should any of the nominees cease to be available for election before the Annualmeeting, the proxy will, unless authority to vote has been withheld by the person giving the proxy, be voted for a substitute nominee designated by the Board of Directors. Duly executed proxies will be voted as directed on the other questions specified on the proxy and, in the absence of such direction, will be voted for each proposal.


                           SHAREHOLDER PROPOSALS


Shareholder proposals intended to be presented at the 1995 Annual Meeting must be received in writing by the Company before June 17, 1995, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

                               OTHER BUSINESS


The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. As to any other business that may properly come before the meeting, proxies will be voted in accordance with the best judgment of the persons voting such proxies.



                                         BY ORDER OF THE BOARD OF DIRECTORS



Dated October 11, 1994                   Paul K. Shockey, Secretary


                                    JLG DRIVE
                            MCCONNELLSBURG, PA 17233

          This proxy is Solicited on behalf of the Board of Directors.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and does hereby appoint L. David Black and Paul K. Shockey, and each of them, or such person or persons as they or any of them may substitute and appoint as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of JLG Industries,Inc. Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of JLG Industries, Inc. to be held on Monday, November 21, 1994 at 4:30 p.m., and at all adjournments of such meeting.

THE PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, PROXIES WILL BE VOTED FOR ALL THE PROPOSALS.

The Board of Directors unanimously recommends a vote FOR its nominees and proposals 2, 3 and 4.

1. ELECTION OF DIRECTORS

   FOR all nominees listed (except as marked to the contrary)

   WITHHOLD AUTHORITY to vote for nominees listed

Nominees: L.D.Black; C.H.Diller,Jr.; G.R. Kempton; J.A. Mezera; G. Palmer;
S. Rabinowitz; P.K. Shockey; T.C. Wajnert; and C.O. Wood, III.

Instructions: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.



2.  Approval of amendments to the JLG Industries, Inc. Stock Incentive Plan.

     FOR             AGAINST            ABSTAIN

3.  Approval of amendment to the JLG Industries, Inc. Directors Stock Option
    Plan.

     FOR             AGAINST            ABSTAIN

4. Ratify the appointment of Ernst & Young LLP as independent auditors for the ensuing year.

     FOR             AGAINST            ABSTAIN

5. In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If as a corporation, please sign in corporate name by president or other authorized officer. If as a partnership, please sign in partnership name by authorized person.

Dated:                                   , 1994





Signature
PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY